UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 6, 2010

BURGER KING HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-32875	75-3095469
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5505 Blue Lagoon Drive
Miami, Florida
(Address of Principal Executive Offices)
33126
(Zip Code)

(305) 378-3000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
On December 6, 2010, Burger King Holdings, Inc. (the “Company”) implemented the beginning of a restructuring plan that has resulted in the reduction of 413 corporate and field positions in the Company’s North America and Latin America business segments. In the United States, 371 corporate and field positions were eliminated, the majority of which were based at the Company’s headquarters in Miami, Florida. Most of the affected employees are located in North America and Latin America and were notified of this restructuring on December 6, 2010. The Company is undertaking the restructuring as part of its on-going cost reduction efforts with the goal of driving efficiencies and creating fiscal resources that will be reinvested into the Company’s business.
As a result of the above-described work force reductions in North America and Latin America, the Company currently estimates it will incur total charges of approximately $30 million related to severance benefits and other severance-related expenses. These restructuring charges will result in future cash expenditures. The Company expects to record these charges in the fourth quarter of fiscal 2010, which ends on December 31, 2010. As previously reported in the Company’s Quarterly Report on Form 10-Q filed on November 9, 2010, the Company changed its fiscal year from June 30 to December 31, effective as of November 5, 2010. The Company estimates that overall salary and fringe expense as part of its general and administrative expenses (“G&A”) in North America and Latin America will decrease on an annual run rate basis by approximately $40 million to $50 million. The Company expects to see the benefit of these cost reductions beginning in the first quarter of fiscal 2011. If the Company is not able to maintain its operations with a reduced workforce, the Company may incur additional G&A and therefore may not achieve these estimated cost reductions.
At this time, the Company is evaluating the organizational structures in its EMEA and APAC regions to identify cost-saving opportunities that will increase efficiency and strengthen its business. The Company’s preliminary estimate of the total charges related to severance benefits and other severance-related expenses for a work force reduction is $15 million. This estimate is preliminary and is subject to change based on a variety of factors. These restructuring charges will result in future cash expenditures. The Company expects to record these charges in the fourth quarter of fiscal 2010. The Company estimates that overall salary and fringe expense in these regions will decrease on an annual run rate basis by approximately $15 million to $20 million as a result of these work force reductions. However, the Company is unable to determine the expected timing of the benefits from these cost reductions.
The severance-related charges that the Company expects to incur in connection with these work force reductions are subject to a number of assumptions, and actual results may differ. The Company may also incur other charges not currently contemplated due to events that may occur as a result of, or related to, these cost reductions. The above-described work force reductions will not impact the number of employees at the BURGER KING® restaurants operated by the Company in any of its business segments.
In addition, the Company is focused on reducing other corporate G&A expenses, including travel, technology, rental, maintenance, recruiting, utilities, training and communication costs, as well as professional fees and services. The Company is in the process of completing its initial implementation of the “Zero Based Budgeting” program, which is a method of annual planning designed to build a strong ownership culture by requiring departments to estimate and justify costs and expenditures from a “zero base” rather than focusing on the prior year’s budget as the base. As a result of the initial implementation of this program, the Company estimates that these other corporate G&A expenses will decrease on an annual run rate basis by approximately $30 million to $40 million. These estimated savings are subject to a number of assumptions, and actual results may differ. The Company is unable to determine the expected timing of the benefits from these cost reductions.
This current report on Form 8-K contains forward-looking statements, including, but not limited to, statements related to expectations of one-time severance costs, severance-related expenses and other charges to be incurred in connection with the Company’s global work force reductions; expectations of a reduction in overall salary and fringe expense; expectations regarding the Company’s ability to maintain its operations with a reduced work force and achieve estimated cost reductions; expectations of the benefits of the Company’s “Zero Based Budgeting” program; and expectations of the decrease in other corporate G&A expenses as a result of the initial implementation of the Zero Based Budgeting program. These forward-looking statements are based on the Company’s current estimates and expectations and inherently involve significant risks and uncertainties. The Company’s actual financial results could differ materially from those anticipated in such forward-looking statements as a result of those risks and uncertainties, which include, without limitation, the risk that the restructuring will not drive efficiencies or create fiscal resources to reinvest into the Company’s business; the risk that the restructuring will negatively impact the Company’s ability to successfully operate its business; the risk that the costs of the restructuring may be greater than anticipated; the risk that the work force reductions in North America, Latin America and the EMEA and APAC regions will not achieve estimated cost reductions; the risk that the Company’s Zero Based Budgeting program will not achieve estimated savings, and other risks and uncertainties more fully described in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this current report. The Company does not intend to update any forward-looking statement in this current report to reflect any change in the events, conditions or circumstances arising after the date on which it is filed with the SEC.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BURGER KING HOLDINGS, INC.
By:	/s/ Anne Chwat
Anne Chwat
General Counsel and Secretary

Date: December 9, 2010

3